Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
GLG PARTNERS, INC.
Pursuant to Section 245 of the General
Corporation Law of the State of Delaware
     GLG Partners, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: The present name of the Corporation is GLG Partners, Inc.
     SECOND: The Corporation was incorporated under the name “Freedom Acquisition Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 8, 2006.
     THIRD: The Certificate of Incorporation of the Corporation is hereby restated and integrated into a single instrument to read in full as set forth in the Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A incorporated herein by reference and made a part hereof.
     FOURTH: The Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.
     FIFTH: The Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of the Corporation as theretofore amended or supplemented, and there is no discrepancy between the provisions of the Certificate of Incorporation and the provisions of the Restated Certificate of Incorporation of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed and acknowledged by its officer thereunto duly authorized this 2nd day of November, 2007.

GLG PARTNERS, INC.
By:	/s/Alejandro San Miguel
	Name:	Alejandro San Miguel
	Title:	General Counsel and Corporate Secretary

2

Exhibit A
RESTATED
CERTIFICATE OF INCORPORATION
OF
GLG PARTNERS, INC.
     FIRST: The name of the Corporation is GLG Partners, Inc. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,150,000,000 of which 1,000,000,000 shares shall be Common Stock of the par value of $0.0001 per share (the “Common Stock”) and 150,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (the “Preferred Stock”).
     A. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, of the shares of such series.
     The powers, preferences and relative, participating, optional and other special rights of such series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with paragraph A of this Article FOURTH (each a “Preferred Stock Designation”)), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in interest of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally (“Voting Stock”), voting together as a single class, irrespective of Section 242(b)(2) of the DGCL and without a separate vote of the holders of the Preferred Stock or any series thereof.
     B. Common Stock. Except as otherwise required by applicable law or as otherwise provided in any Preferred Stock Designation, each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Except as otherwise required by applicable law or as otherwise provided in any Preferred Stock Designation, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the shares of Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Except as otherwise required by applicable law or as otherwise provided in any Preferred Stock Designation, in the event of any liquidation, dissolution or winding-up of the Corporation (whether voluntary or involuntary), the assets of the Corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Common Stock.
     FIFTH: [Reserved.]
     SIXTH: Except as may otherwise be provided in this Certificate of Incorporation (including any Preferred Stock Designation), any vacancy in the Board of Directors, whether arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, by the sole remaining director or by the stockholders. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor shall have been elected and qualified.
     SEVENTH: The following provisions are inserted to govern the management of the business and the conduct of the affairs of the Corporation, and create, define, limit and regulate the powers of the Corporation and of its directors and stockholders:
     A. Election of directors need not be by written ballot unless the Bylaws of the Corporation so require.
     B. Except as otherwise provided for or fixed pursuant to a Preferred Stock Designation relating to the rights of holders of a series of Preferred Stock to elect directors, if any, the number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.
     C. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter, amend or repeal any Bylaws, whether adopted by them or otherwise; provided that, notwithstanding anything contained in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, any such adoption, alteration, amendment or repeal by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class.
     D. The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract (such purpose to be stated in the notice of any such special meeting as required by law), and any contract or act that shall be approved or ratified by the affirmative vote of at least a majority in voting power of the then outstanding Voting Stock present at a meeting at which a quorum is present, unless a higher vote is required by applicable law, shall, to the fullest extent permitted by applicable law, be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation.
     E. In addition to the powers and authorities hereinbefore or by applicable law expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to applicable law, this Certificate of Incorporation, and to any Bylaws; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.
     F. Except as may otherwise be provided in the Certificate of Incorporation (including any Preferred Stock Designation), from and after the consummation of the IPO, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% in voting power of the then outstanding shares of the capital stock of the Corporation entitled to vote generally, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with paragraph F of this Article SEVENTH.
     G. Except for such additional directors, if any, as are elected by the holders of any outstanding series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FOURTH hereof, any director or the entire Board of Directors may be removed, with or without cause, solely by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class.
     H. Except as may otherwise be provided for or fixed pursuant to the provisions of Article FOURTH of this Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time or from time to time by resolution or resolutions adopted by at least a majority of the whole Board of Directors, but such special meetings may not be called by any other person or persons.
     I. For purposes of paragraph F of this Article SEVENTH, “IPO” means the Corporation’s initial public offering.
     EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:
     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may hereafter be amended. Any amendment, repeal or modification of this paragraph A by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the time of such amendment, repeal or modification.

     B. The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding was authorized in the specific case by the Board of Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.
     NINTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner at the time prescribed by said laws, and all rights at any time conferred upon the stockholders or directors of the Corporation or any other person by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any affirmative vote required by law and/or a Preferred Stock Designation, (i) the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter or repeal Article SIXTH, paragraphs B, C, G or H of Article SEVENTH or this Article NINTH (other than clause (ii) of this sentence of Article NINTH) or to adopt any provision inconsistent with any of the foregoing sections or articles and (ii) the affirmative vote of at least 80% of the voting power of all the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter or repeal paragraph F of Article SEVENTH or this clause (ii) or to adopt any provision inconsistent with paragraph F of Article SEVENTH or this clause (ii).